Exhibit 5

March 27, 2001

Ascent Energy Inc.
650 Poydras St.
Suite 2200
New Orleans, Louisiana 70130

        Re:     Ascent Energy Inc.
                  Registration Statement on Form S–4

Gentlemen:

        We have acted as counsel to Ascent Energy Inc. (the "Company") in connection with the preparation of the registration statement on Form S–4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). All terms used without other definitions are intended to have the meanings given to them in the Registration Statement.

        Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 2001, among the Company, Pontotoc Acquisition Corp., a wholly owned subsidiary of the Company (the "Merger Sub"), and Pontotoc Production, Inc. ("Pontotoc"), the Company, through the Merger Sub, has offered to exchange (the "Exchange Offer") its shares of 8% Series B Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and cash for each outstanding share of Pontotoc common stock tendered in the Exchange Offer. Following consummation of the Exchange Offer, the Company intends to cause the Merger Sub to merge with Pontotoc. Each share of Pontotoc common stock that is not exchanged or accepted in the Exchange Offer will be converted in the merger into the right to receive the same per share consideration as is being paid in the Exchange Offer. The Registration Statement relates to the registration of the Preferred Stock and an indeterminable number of shares of common stock that may be issued upon the conversion of the Preferred Stock (the "Common Stock" and, together, with the Preferred Stock, the "Shares").

        In rendering the opinions expressed below, we have examined originals, or photostatic or certified copies, of such records and documents of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed necessary or advisable for purposes of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed any documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

        Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.     The Preferred Stock will be validly issued, fully paid and non–assessable when issued upon consummation of the Exchange Offer and the subsequent merger in accordance with the terms of the Merger Agreement.

2.     The issuance of shares of Common Stock, into which the shares of Preferred Stock may be converted, are duly authorized and, when issued in accordance with the Company's certificate of incorporation and certificate of designations, will be validly issued and outstanding, fully paid and non–assessable.

        In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Shares: (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (ii) there will not have occurred any change in law affecting the validity of such Shares.

        The foregoing opinion is limited in all respects to the laws of the States of Delaware and Louisiana and federal laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission promulgated thereunder.

                                                                              Very truly yours,

                                                                             /s/ Jones, Walker, Waechter, Poitevent,
                                                                                 Carrere & Denegre, L.L.P.

                                                                             JONES, WALKER, WAECHTER, POITEVENT,
                                                                             CARRÈRE & DENÈGRE, L.L.P.